Exhibit 10.3

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of this 7th day of July, 2025 (“Effective Date”), by and among NORWOOD FINANCIAL CORP, a Pennsylvania corporation (“NWFL”), Wayne Bank (“Wayne”), a Pennsylvania chartered bank and Janak M. Amin (the “Executive”). All capitalized terms used but not defined herein shall have the meaning set forth in the Agreement and Plan of Merger described below.

W I T N E S S E T H:

WHEREAS, the Executive is president and chief executive officer of PB Bankshares, Inc., a Maryland corporation (“PBBK”) and Presence Bank (“Presence Bank”);

WHEREAS, pursuant to the Agreement and Plan of Merger made and entered into as of the date hereof (the “Merger Agreement”), by and among NWFL and Wayne, on one hand, and PBBK and Presence Bank, on the other hand, whereby PBBK will merge with and into NWFL and Presence Bank will merger with and into Wayne, all subject to the terms and conditions of the Merger Agreement and the Plan of Bank (the “Merger”);

WHEREAS, the Merger Agreement provides that the Executive shall execute and deliver this Agreement concurrently with the execution and delivery of the Merger Agreement;

WHEREAS, the agreements of Executive hereunder are an important aspect to the Merger and NWFL and Wayne would not enter into the Merger Agreement without the execution and delivery by the Executive of this Agreement;

WHEREAS, Executive and PBBK and Presence Bank have been and are presently engaged in the banking and financial services business (the “Business”);

WHEREAS, Executive has substantial financial resources, significant relationships in the business community and experience in the Business providing Executive with the ability to compete with NWFL and Wayne in the Business or in related businesses; and

WHEREAS, the obligations and covenants of Executive hereunder are reasonable and necessary, both in scope and duration, to protect the Business and goodwill of NWFL and its subsidiaries and that will be acquired pursuant to the Merger, and NWFL and Wayne would suffer damages, including the loss of profits, business opportunities and personnel, if the Executive or any of the Executive’s affiliates engaged, directly or indirectly, in a competing business with NWFL and Wayne.

NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

1. Consideration.

(a) For and in consideration of the Executive’s obligations, agreements and covenants set forth in this Agreement, NWFL agrees to pay to the Executive the aggregate sum of One Million and Two Hundred and Forty-Four Thousand and Three Hundred and Ninety-Eight Dollars ($1,244,398.00) (the “Consideration”) payable simultaneous with the closing of the Merger. Payment of the Consideration shall be made in accordance with NWFL’s accounting practices and shall be subject to prior receipt of any necessary tax forms as applicable. Such payment shall be subject to applicable tax withholding as may be deemed necessary by NWFL. The Executive acknowledges and agrees that the Consideration provided under this Section 1 shall be compensation to the Executive for the execution and delivery of this Agreement and the terms and conditions set forth herein, including the restrictive covenants included herein at Section 3 herein and the Employment Termination Pay Waiver defined at Section 1(b) hereinafter.

(b) The Executive hereby irrevocably waives any compensation which might otherwise become due and payable from PBBK or Presence Bank or NWFL or Wayne to the Executive in accordance with the Employment Agreement between the Executive and Presence Bank dated March 1, 2021, set forth as Exhibit A hereto and incorporated herein by reference, with regard to Sections 4 and 5 of such Employment Agreement with respect to the Merger and any future termination of Executive’s employment with PBBK, Presence Bank, NWFK or Wayne upon or following the Effective Time of the Merger (“Employment Termination Pay Waiver”).

2. Default; Termination of Payments. In the event that the Executive defaults under this Agreement, then NWFL and Wayne shall be entitled to discontinue payment of any unpaid portion of the Consideration, receive reimbursement of any portion of the Consideration previously paid, and obtain injunctive relief as provided at Section 4 herein and seek such other relief as may be provided by law or in equity as provided herein.

3. Restrictive Covenants: Covenant Not to Compete; Non-solicitation of Employees, Customers and Business Opportunities; Non-Disparagement; Confidentiality. For a period of three years following the Effective Time of the Merger (“Restriction Period”), unless on behalf of and by the request of NWFL and its subsidiaries:

a) Non-Competition

During the Restriction Period, the Executive will not directly or indirectly (without the prior written consent of NWFL or Wayne) within the Territory:

(1)	hold a 1% or greater equity (including stock options, whether or not exercisable), voting or profit participation interest in a Competitive Enterprise, or

(2)

associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with the Executive’s association, Executive shall not engage, manage, operate, control, consult with or advise, or directly or indirectly consult with, advise, manage or supervise personnel engaged in any activity,:

(a)	that is substantially similar to any activity in which the Executive was engaged with PBBK or Presence Bank prior to the Merger, or

(b)	that is substantially similar to any activity for which the Executive had direct or indirect managerial or supervisory responsibility with PBBK or Presence Bank prior to the Merger.

“Competitive Enterprise” means any enterprise that either (A) engages in the banking business or in any other financial services business that competes with a portion of the business in which NWFL or its subsidiaries are then engaged or (B) holds directly, or (to Executive’s knowledge) indirectly, a controlling interest in any enterprise that engages in such competitive activity. “Competitive Enterprise” may be in the form of, but not be limited to, an individual, trust, estate, a corporation, limited liability company, savings bank, savings and loan association, savings and loan holding company, bank, bank holding company, mortgage company, credit union or similar type financial institution, including, without limitation, a de novo financial institution in its organizational phase.

“Territory” means in the market areas of the Commonwealth of Pennsylvania within the counties of Chester, Cumberland, Dauphin, Lackawanna, Lancaster, Lebanon, Luzerne, Monroe, Pike and Wayne, or within the State of New York within the counties of Delaware, Sullivan, Ontario, Otsego and Yates, or any future market areas of NWFL or its subsidiaries (defined as the geographic area within fifty (50) miles of any newly established branch office or loan production office opened by NWFL or its subsidiaries during the Restriction Period.

b) Non-Solicitation

During the Restriction Period, the Executive will not, in any manner, directly or indirectly (without the prior written consent of NWFL or Wayne Bank): (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce, end, diminish or refrain from doing any business with NWFL or any of its subsidiaries, or had previously done business with PBBK or Presence Bank, whether or not such entity has continued its relationship with NWFL or Wayne after the Merger, (2) transact business with any Client that would cause the Executive or his associates to be a Competitive Enterprise under the definition of Competitive Enterprise above, or (3) interfere with or damage any relationship between NWFL or any of its subsidiaries and a Client, including a prior Client of PBBK or Presence Bank, whether or not such entity has continued its relationship with NWFL or Wayne after the Merger.

During the Restriction Period, the Executive will not Solicit anyone who is then an employee of NWFL or any of its subsidiaries (or who was an employee of NWFL or any of its subsidiaries, including PBBK and Presence Bank prior to the Merger, within the prior 12 months) to resign from or refrain from renewing or extending their employment or to apply for or accept employment with any other business or enterprise other than NWFL or any of its subsidiaries.

This Section 3(b) shall in no event apply to general solicitations pursuant to written or electronic media (including posting of advertisements which are not targeted directly or indirectly towards NWFL or any of its subsidiaries employees or consultants). It shall not be a violation of the foregoing for the Executive to serve as a reference.

For purposes of this Agreement, a “Client” means any client or customer, or person whom NWFL or any of its subsidiaries, including PBBK and Presence Bank prior to the Merger, has taken material steps to make a prospective client, client or customer, of NWFL or any of its subsidiaries, including PBBK and Presence Bank prior to the Merger, to whom the Executive provided services, or for whom the Executive transacted business, or whose identity became known to the Executive in connection with his relationship with or employment by PBBK and Presence Bank prior to the Merger, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

c) Non-Disparagement

During the Restriction Period and thereafter, except as may be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is reasonably necessary in connection with any adversarial proceeding against NWFL or any of its subsidiaries, (1) the Executive will not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize NWFL or any of its subsidiaries or PBBK or Presence Bank, or any of such entities’ employees, officers or directors, and (2) NWFL or any of its subsidiaries will make no official statement and will instruct its directors and executive officers not to, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Executive.

d) Confidentiality

During the Restriction Period and thereafter, the Executive will hold in a fiduciary capacity for the benefit of NWFL or any of its subsidiaries, all trade secrets and confidential information, knowledge or data relating to NWFL or any of its subsidiaries and its businesses and investments, including relating to PBBK and Presence Bank, which will have been obtained by the Executive during his employment by or service to PBBK or Presence Bank and which is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement). In the event of any dispute between the Executive and NWFL or any of its subsidiaries, with respect to this Agreement or otherwise, any information relating to such dispute (including the existence and nature of the dispute, any fact or information in any way pertaining to the process of resolving the dispute, any information obtained over the course of the dispute, or to the fact of or any term that is part of a resolution or settlement of any dispute) will be considered to be confidential information subject to the Executive’s obligations under this Section 3(d) and the Executive and NWFL or any of its subsidiaries, agree to keep all such information confidential. Except as may be required or appropriate in connection with the Executive acting in compliance with this Agreement, the Executive will not, without the prior written consent of NWFL or any of its subsidiaries or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against

NWFL or any of its subsidiaries (in which case the Executive will use his reasonable best efforts in cooperating with NWFL or any of its subsidiaries in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than NWFL or any of its subsidiaries and those designated by the NWFL or any of its subsidiaries or on behalf of the NWFL or any of its subsidiaries in the furtherance of its business or to perform duties hereunder. Notwithstanding anything to the contrary in the Agreement or otherwise, nothing shall (a) limit the Executive’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity or (b) prohibit the Executive from making disclosure to Executive’s legal and financial advisors (who will also be advised of its obligation to keep such disclosures confidential).

The Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

4. Enforcement.

(a) The Executive acknowledges that a breach or violation or threatened breach or violation of any of the covenants and agreements in Section 3 herein will cause such damage to NWFL and its subsidiaries as will be irreparable, the exact amount of which would be difficult to ascertain and for which there will be no adequate remedy at law, and accordingly, the Executive agrees that NWFL and Wayne Bank shall be entitled as a matter of right to an injunction issued by any court of competent jurisdiction, restraining such breach or violation, or threatened breach or violation of such covenants and agreements by Executive, or the affiliates or agents of the Executive. No bond will be needed for NWFL or Wayne Bank to receive such injunctive relief, and no proof will be required that monetary damages for violations of Section 3 would be difficult to calculate and that remedies at law would be inadequate. The Executive further agrees that the period of restriction set forth in Section 3 herein shall be tolled during any period of violation thereof by the Executive. Any exercise by NWFL or Wayne Bank of its rights pursuant to this Section 4 shall be cumulative and in addition to any other remedies to which NWFL and Wayne Bank may be entitled.

(b) The Executive understands and acknowledges that NWFL and Wayne Bank shall have the right, in their sole discretion, to reduce the scope of any covenants set forth in Section 3, or any portion thereof, without the Executive’s consent, effective immediately upon receipt by the Executive of written notice thereof; and the Executive agrees that Executive shall comply forthwith with any covenant as so modified, which shall be fully enforceable as so revised in accordance with the terms of this Agreement.

5. Validity. To the extent permitted by applicable law, if it should ever be held that any provision contained herein does not contain reasonable limitations as to time, geographical area or scope of activity to be restrained, then the court so holding shall at the request of NWFL or Wayne Bank reform such provisions to the extent necessary to cause them to contain reasonable limitations as to time, geographical area and scope of activity to be restrained and to give the maximum permissible effect to the intentions of the parties as set forth herein; and the court shall enforce such provisions as so reformed. If, notwithstanding the foregoing, any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or enforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically by NWFL or Wayne Bank as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable and the parties hereby agree to such provision.

6. Notice. All notices hereunder must be in writing and shall be deemed to have been given upon receipt of delivery by (a) personal delivery to the designated individual, (b) certified or registered mail, postage prepaid, return receipt requested or (c) a nationally recognized overnight courier service with confirmation of receipt. All such notices must be addressed as follows or to such other address as to which any party hereto may have notified the other in writing. For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

To NWFL and Wayne Bank:

Norwood Financial Corp

717 Main Street

Honesdale, Pennsylvania 18431

Attention: James O. Donnelly, President

Email: jim.donnelly@waynebank.com

With a copy to:

To the Executive:

Janak M. Amin

682 Appaloosa Road

Downingtown, PA 19335

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the matters covered hereby, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including the Employment Agreement set forth at Exhibit A hereto.

8. Modification and Waiver. No modification or amendment of any of the terms, conditions or provisions in this Agreement may be made otherwise than by written agreement signed by the parties hereto, except as provided in Sections 4(b) and 5. The waiver by any party to this Agreement of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party nor shall such waiver constitute a continuing waiver.

9. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto, and any purported assignment in violation of this Section 9 shall be null and void.

10. Rights and Remedies. If either party shall successfully seek to enforce any provision of this Agreement or to collect any amount claimed to be due hereunder, such successful party shall be entitled to be reimbursed by the other party for any and all out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with such enforcement and/or collection. In no event, however, shall either party seek to void or rescind the transactions contemplated by the Merger Agreement.

11. Headings. The headings of the sections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

12. Governing Law. This Agreement shall be construed, enforced and governed by the internal laws of the Commonwealth of Pennsylvania (without regard to its choice of law principles).

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and such counterparts together shall constitute one and the same instrument.

14. IRC 280G Cutback.

(a) Notwithstanding any provision of this Agreement to the contrary, all sums payable in accordance with Section 1(a) herein shall be reduced in such manner and to such extent, but not below zero dollars, so that no such payments made in good faith hereunder when aggregated with all other payments to be made to the Executive by NWFL or Wayne shall be deemed an “excess parachute payment” for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), and thereby subjecting the Executive to liability for the payment of the excise tax provided at Section 4999(a) of the Code. NWFL’s independent public accountants will confirm the calculation of any necessary reduction in any payments to be made to the Executive, and NWFL will pay the professional fees for the accountant’s determination.

(b) With respect to the payments payable pursuant to Section 1(a) herein, the value of the restrictions set forth in Section 3 herein shall be recognized in any calculation with respect to determining the affect, if any, of the parachute payment provisions of Section 280G of the Code, by allocating a portion of any payments, benefits or distributions in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to the fair value of the non-competition and non-solicitation restrictions under Section 3 herein (the “Appraised Value”). NWFL, at its expense, shall obtain an independent appraisal to determine the Appraised Value, except to the extent that it may rely on such appraisal furnished by PBBK and Presence Bank dated as of June 26, 2025. The Appraised Value will be considered reasonable compensation for post change in control services within the meaning of Q&A-40 of the regulations under Section 280G of the Code; and accordingly, any aggregate parachute payments, as defined in Section 280G of the Code, will be reduced by the Appraised Value.

15. Tax Liabilities and Code Section 409A. The Executive is solely responsible for the satisfaction of any tax liability with respect to the Consideration, including, but not limited to, any taxes and penalties that may arise under Sections 409A or 4999 of the Code, that may result from any payments or benefits that the Executive receives pursuant to this Agreement or otherwise. Neither NWFL nor Wayne shall have any obligation to pay, reimburse, mitigate, or protect the Executive from any such tax liabilities.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the date first above written.

Norwood Financial Corp

By:	/s/ James O. Donnelly
James O. Donnelly, President and Chief Executive Officer

Wayne Bank

By:	/s/ James O. Donnelly
James O. Donnelly, President and Chief Executive Officer

Executive:

/s/ Janak M. Amin
Janak M. Amin